FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260 e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com
November 8, 2012

SJI Reports Third Quarter Results
2012 Year-to-Date Economic Earnings Per Share Exceeds 2011 by 11 Percent

Folsom, NJ – Super storm Sandy dealt a significant blow to the residents of New Jersey and New York last week. While southern New Jersey was spared the brunt of the storm, many individuals and communities in the area are dealing with the impacts of flooding and high winds from Sandy. “Our thoughts are with those affected by last week’s devastating storm. South Jersey Industries (NYSE: SJI) is committed to assisting in the ongoing recovery efforts supporting the individuals and communities we serve that lost so much. In support of those efforts, SJI has made a $50,000 donation to the Hurricane Sandy New Jersey Relief Fund,” stated SJI Chairman and CEO Edward J. Graham. “I am also relieved to report that the SJI family of companies came through Sandy in good condition. Service disruption at our utility was minimal and our non-utility energy projects experienced mainly superficial damage. Consequently, we have been able to turn our full attention toward assisting those we serve,” continued Graham.

SJI today announced GAAP income from continuing operations for the third quarter 2012 of $2.2 million, or $0.07 per share, as compared with a loss of $5.2 million, or a loss of $0.17 per share, for the third quarter 2011. For the first nine months of 2012, GAAP income from continuing operations was $67.2 million, or $2.20 per share, as compared with $52.9 million, or $1.76 per share, in the first nine months of 2011.

Income from continuing operations on an Economic Earnings basis for the third quarter 2012 was $4.1 million, or $0.13 per share, as compared with $0.4 million, or $0.01 per share, for the same period in 2011. Income from continuing operations on an Economic Earnings basis for the first nine months of 2012 was $62.7 million or $2.05 per share, an 11 percent increase on a per share basis as compared with $55.2 million or $1.84 per share in the first nine months of 2011.

“The combination of our year-to-date results and our expectations for the fourth quarter of 2012 set the stage for delivering Economic Earnings per share growth within our 2012 target range of 4 percent to 8 percent,” stated SJI Chairman & CEO Edward J. Graham. “Strong execution and performance from both our non-utility energy projects and our utility capital investment programs, coupled with our repositioned marketing business, prepares us well for the remainder of 2012 and the future,” noted Graham.

Looking ahead, SJI’s goal remains to achieve long-term average annual Economic Earnings and dividend growth of at least 6 percent to 7 percent. The SJI Board of Directors typically reviews dividend policy during its meeting in late November. Since 2006, SJI has significantly outperformed that goal for both income and dividend growth.

A reconciliation of Economic Earnings to net income for the three and nine month periods ended September 30, 2012 and 2011 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$2,164	$(5,203)	$67,207	$52,873
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	2,004	5,677	(4,460)	2,207
Realized Losses/(Gains) on Inventory Injection Hedges	(110)	(50)	(34)	123
Economic Earnings	$4,058	$424	$62,713	$55,203

Earnings per Share from Continuing Operations	$0.07	$(0.170)	$2.20	$1.76
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	0.06	0.19	(0.150)	0.07
Realized Losses(Gains) on Inventory Injection Hedges	-	(0.010)	-	0.01
Economic Earnings per Share	$0.13	$0.01	$2.05	$1.84

Utility Business Performance: South Jersey Gas’ net income for the third quarter of 2012 was $0.5 million as compared with a net loss of $0.3 million last year. Net income for the first nine months of 2012 was $38.8 million as compared with $33.6 million last year. There is no difference between SJG’s GAAP net income and Economic Earnings. Higher net margin was driven by the impact of infrastructure investments made under the Capital Investment Recovery Tracker (CIRT), customer growth and lower interest expense, which more than offset higher operating expenses in the third quarter.

Regulatory Update – Significant progress on the infrastructure projects approved in May by the New Jersey Board of Public Utilities (NJBPU) as an extension of the CIRT continued during the quarter. The CIRT program, which originally began in 2009 and was extended through 2012, accelerated planned capital expenditures that enhance the delivery of safe and reliable service. This program creates jobs and allows SJG to earn a return of, and a return on, these infrastructure investments as we spend those dollars. These projects focus on the replacement of aging bare steel and cast iron pipe in addition to other system improvements. Through the end of the third quarter 2012, SJG spent approximately $41 million on infrastructure replacement projects and experienced a net income benefit of approximately $1.2 million directly from those investments. During the fourth quarter, we anticipate spending an incremental $7 million, producing a total net income contribution from 2012 infrastructure investments of approximately $2.0 million this year and $2.7 million annually thereafter. SJG recovers the cost of these improvements through rate adjustments, consistent with the previous infrastructure investment program approval.

In July, SJG filed with the NJBPU for a 5-year, $250 million extension of this accelerated infrastructure investment program. The filing requests a program that mirrors the existing CIRT and permits investments of $50 million annually for the life of the program. This multi-year accelerated infrastructure program would allow SJG to continue to focus on infrastructure investments designed to bolster the safety and integrity of our gas delivery systems. Discussions are ongoing with the NJBPU on this matter.

Customer Growth - South Jersey Gas increased its customer base during the 12-month period ended September 30, 2012, by 6,337 to a total of 354,468 customers. We achieved this 1.8 percent increase in total customers primarily through increased conversions to natural gas from other fuel sources. During the first nine months of 2012, we added over 3,500 conversion customers with a target of an additional 1,500 customers via conversion in the fourth quarter of 2012 as we complete main extension projects. On an annualized basis, this customer growth is worth approximately $1.8 million in incremental net margin.

Non-Utility Results: Non-utility operations reported income from continuing operations on a GAAP basis of $1.6 million for the third quarter 2012 compared with a loss of $4.9 million in 2011. For the first nine months of 2012, income from continuing operations on a GAAP basis was $28.4 million, compared with $19.3 million for the same period in 2011. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our commodity marketing activities. On an Economic Earnings basis, non-utility operations contributed $3.5 million for the third quarter 2012, as compared with $0.8 million during the third quarter of 2011. For the first nine months of 2012, non-utility operations delivered Economic Earnings of $23.9 million versus $21.6 million during the same period last year.

We group our non-utility activities in two business units: Retail Energy and Wholesale Energy. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses that serve the end-user. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Performance in these business segments was as follows:

Retail Energy– Retail Energy reported income from continuing operations on a GAAP basis of $4.1 million for the third quarter of 2012 as compared with $0.4 million for the same period in 2011. For the first nine months of 2012, income from continuing operations on a GAAP basis was $26.5 million as compared with $17.3 million in 2011.

This downstream business added $3.8 million in Economic Earnings to SJI’s bottom line in the third quarter of 2012, compared with $2.6 million in the prior-year period. Third quarter 2012 results included the recognition of $2.2 million of investment tax credits associated with a number of renewable energy projects as compared with $1.1 million of ITC recognized in the third quarter of 2011. Economic Earnings were $20.8 million for the first nine months of 2012 compared with $16.8 million in 2011. On a year-to-date basis, we have recognized a total of $17.3 million in ITC as compared with $9.3 million in the first half of 2011. Based upon our current project construction queue, we anticipate recognizing approximately $27 million of ITC for the full year 2012 as compared with a total of $21.4 million in 2011. We recognize ITC for projects under construction when we are confident that the project will be completed during the current calendar year.

Our retail commodity marketing business produced Economic Earnings of $0.4 million in the third quarter as compared with Economic Earnings of $1.0 million last year. Operating results on both a quarterly and a year-to-date basis decreased primarily due to both lower volumes and decreased margins, coupled with the end of a major electricity contract.

Marina Energy’s consolidated results, which include its share of earnings generated through Energenic, increased to $1.3 million of Economic Earnings compared with $0.1 million in the third quarter 2011, excluding ITC’s. Energenic is a joint venture between Marina Energy and its long-time partner, DCO Energy. This performance was primarily due to both the Hartford acquisition in April 2012 and the thermal plant and cogen facility serving the Revel resort coming on-line in April and July 2012, respectively.

The Marina/Energenic project construction queue is quite robust. The combined project queue consists of 14 solar projects that range in size from 0.5 megawatt to 7.4 megawatts and will provide just over 24 megawatts when completed by the end of 2012. In addition, a 3.3 megawatt expansion of an existing solar project and a 14.0 megawatt solar installation at a manufacturing facility are scheduled for 2013. The fourteen solar projects account for approximately $21 million of the projected $27 million of ITC that we expect to recognize in full year 2012.

Energenic is also working on a fuel cell project in Hartford, CT with an anticipated completion date in late 2013. This fuel cell will supply electricity to locations currently buying steam and chilled water from our Hartford Steam facility. Construction costs are estimated to be $8 million, with a projected output of 1.4 megawatts and the potential of a second fuel cell being considered.

Work is also progressing on the Montclair State CHCP project, where Energenic is developing a new combined heating, cooling, and power system for the Montclair State campus on property leased from the University for a term of 30 years. This project, estimated at approximately $99 million to complete, will provide natural gas-fired electric generation, chilled water, and steam for heat. The steam, condensate, and chilled water will be delivered to and returned from campus buildings via the new energy distribution system. The majority of the campus’ electricity requirements will be satisfied by the onsite plant, which will be designed to operate continuously producing electric power of approximately 5.4 megawatts. The 18-month construction project is expected to employ approximately 400 workers with an anticipated completion date in 2013.

Demand for renewable and natural gas-fired energy projects remains strong. Given our demonstrated expertise in the design, construction and operation of complex energy projects, we are engaged in a number of active discussions on additional projects totaling over 95 megawatts on both the local and national levels.

Wholesale Energy –For the third quarter, wholesale energy reported a loss from continuing operations on a GAAP basis of $2.4 million compared with a loss of $5.2 million in the same period last year. For the first nine months of 2012, income from continuing operations on a GAAP basis was $1.9 million compared with $2.0 million for the same period in 2011.

Economic Earnings for the third quarter 2012 reflected a loss of $0.3 million for this upstream business, as compared with a loss of $1.9 million in the third quarter of 2011. The wholesale energy business produced Economic Earnings of $3.2 million in the first nine months of 2012, as compared with $4.9 million in 2011. Wholesale gas marketing continues to be impacted by the same thin storage spreads experienced industry-wide as seasonal variations in natural gas prices and the value of transportation assets are not as robust as in prior years. The focus of our wholesale business has shifted to gas marketing opportunities throughout the Northeast with less emphasis on traditional storage and transportation optimization strategies. As a result we anticipate this business will continue to recoup much of the year-over-year shortfall in the fourth quarter of 2012.

SJI’s Financial Position Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, averaged 44.8 percent for the four quarters ended September 30, 2012 as compared with 47.5 percent for the same period ending September 2011. Significant infrastructure investments at the utility, and energy project investments at Marina, coupled with cash collections under regulatory clauses at the utility moving to future periods due to extremely warm weather last winter, drove the decrease in our average equity-to-capitalization ratio. We anticipate that cash collections under our regulatory clauses will recoup the 2012 shortfall in 2013.

Our goal remains for this ratio to average at approximately 50 percent annually. In support of that goal, SJI revised its dividend reinvestment plan at the end of the second quarter 2011 from purchasing shares used in the program in the open market to using newly issued shares. Between dividend reinvestment and optional cash purchases made through the plan, SJI raised equity capital of over $41.5 million during the first nine months of 2012. In October 2012, we raised an additional $22.9 million of equity capital. We continue to actively manage our balance sheet as we target an average equity-to-capitalization ratio of approximately 50 percent annually.

Webcast and Conference Call Details
To participate in today’s conference call at 1:00 PM EST, please pre-register now by going to the South Jersey Industries website, http://www.sjindustries.com , clicking on Investors and then on the pre-registration link. This will allow you to set-up an event reminder as well as generate a PIN to expedite your inclusion into the conference call when dialing in. Approximately 15 minutes ahead of the scheduled call time, dial 1-888-680-0893, enter the participant pass code 94505140 and the PIN you received during pre-registration. International callers may dial 1-617-213-4859, enter the participant pass code 94505140 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at
http://www.sjindustries.com , click on Investors and then on the webcast icon. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries
South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com. Find us on facebook at facebook.com/southjerseyindustries and on twitter @sjindustries.

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, and Retail Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per
Share:

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)
Income from Continuing Operations	$2,164	$(5,203)	$67,207	$52,873
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	2,004	5,677	(4,460)	2,207
Realized Losses/(Gains) on Inventory Injection Hedges	(110)	(50)	(34)	123
Economic Earnings	$4,058	$424	$62,713	$55,203

Earnings per Share from Continuing Operations	$0.07	$(0.170)	$2.20	$1.76
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	0.06	0.19	(0.150)	0.07
Realized Losses(Gains) on Inventory Injection Hedges	-	(0.010)	-	0.01
Economic Earnings per Share	$0.13	$0.01	$2.05	$1.84

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)
Non-Utility Income From Continuing Operations	$1,639	$(4,873)	$28,408	$19,287
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	2,004	5,677	(4,460)	2,207
Realized Losses/(Gains) on Inventory Injection Hedges	(110)	(50)	(34)	123
Non-Utility Economic Earnings	$3,533	$754	$23,914	$21,617

Wholesale Energy (Loss)/ Income From Continuing Operations	$(2,432)	$(5,233)	$1,876	$2,036
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	2,233	3,420	1,319	2,693
Realized Losses/(Gains) on Inventory Injection Hedges	(110)	(50)	(34)	123
Wholesale Energy Economic Earnings	$ (309)	$ (1,863)	$3,161	$4,852

Retail Energy Income/(Loss) From Continuing Operations	$4,071	$360	$26,532	$17,251
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(229)	2,257	(5,779)	(486)
Retail Energy Economic Earnings	$3,842	$2,617	$20,753	$16,765
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